Exhibit 99.1

Lifetime Brands Acquires Stake in GS Internacional S/A

Strategic Partnership in Brazil Enhances Lifetime’s Global Presence

Garden City, N.Y., December 12, 2011 -- Lifetime Brands, Inc. (NASDAQ GS: LCUT), a leading global provider of kitchenware, tabletop, home décor and lifestyle products, today announced it has acquired a 40% equity interest in GS Internacional S/A (“GSI”).

GSI is a leading wholesale distributor of branded housewares products in Brazil. The company markets dinnerware, glassware, home décor, kitchenware and barware to over 7,000 customers, including major department stores, housewares retailers and independent shops throughout Brazil. The company’s principal office and distribution facilities are located in Serra, State of Espirito Santo, close to Vitória, Brazil’s largest container port. GSI also maintains a showroom and offices in São Paulo.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer commented,

“This investment represents another step in executing our strategy to accelerate our growth and to strengthen our business by investing in successful companies in partnership with strong local management teams.

“We are impressed by GSI and the quality and commitment of its management team, led by Paulo Soares. We look forward to working with Paulo to build GSI into the preeminent housewares company in South America.

“Our partnership with GSI will provide Lifetime with access to the rapidly growing Mercosul Area; allowing us to become a more effective global resource to our key retailer partners.”

Paulo Sergio G. Soares, GSI’s founder and Chief Executive said,

“Our partnership with Lifetime Brands, which includes access to many of Lifetime’s brands and to its product development and global sourcing capabilities, will enable GSI to enhance its growth and profitability, and to reinforce its position as a leading supplier of high quality, innovative housewares products to retailers in Brazil and other parts of South America.”

The investment will have no material impact on Lifetime’s diluted earnings per share in 2011, and is expected to be accretive to the Company’s diluted earnings per share in 2012.  The terms of the acquisition were not announced.

In November 2011, Lifetime acquired Creative Tops Limited, a leading wholesale provider of tableware, kitchenware and giftware products in the United Kingdom. The Company also owns a 30% equity interest in Grupo Vasconia, S.A.B. in Mexico and a profit sharing interest in a strategic alliance in Canada.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of branded kitchenware, tabletop, home décor and lifestyle products. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisinart®, Cuisine de France®, Hoffritz®, Kamenstein®, Kizmos™, Misto®, Pedrini®, Roshco®, Sabatier® and Vasconia®; respected tabletop brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Calvin Klein®, Gorham®, International® Silver, Kirk Stieff®, Nautica®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and leading home décor and lifestyle brands, including Design for Living™, Elements® and Melannco®.

The Company’s website is www.lifetimebrands.com

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Associates
Laurence Winoker, Chief Financial Officer	Harriet Fried, Senior Vice President
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com